Exhibit 99.1

Intrexon Announces Fourth Quarter and Full Year 2015 Financial Results

–Quarterly revenues of $41.5 million and GAAP net loss of $32.7 million including non-cash charges of $19.4 million –

–FY2015 Adjusted EBITDA of $53.4 million –

– YTD consideration received for technology access fees, reimbursement of R&D services and product and service revenues covered 133% of consolidated cash operating expenses –

GERMANTOWN, MD, February 29, 2016 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced its fourth quarter and full year results for 2015.

Business Highlights and Recent Developments:

•	Currently engaging with agencies of numerous governments and non-governmental organizations concerning the potential use of Oxitec’s OX513A to reduce or eradicate populations of the Aedes aegypti mosquito, the primary vector for dengue, chikungunya, and Zika virus;

•	Announced expansion of Oxitec’s ‘Friendly Aedes aegypti Project’ in Piracicaba, Brazil to an area covering 35,000 to 60,000 residents following strong results demonstrating 82% reduction in wild Ae. aegypti larvae. In preparation of this growing program and to meet increasing demand for its proprietary vector control solution, Oxitec is initiating a new mosquito production facility in Piracicaba that will have capacity to protect over 300,000 people;

•	Entered into research collaboration with Janssen Pharmaceutica NV, one of the Janssen Pharmaceutical Companies of Johnson & Johnson, to discover and develop ActoBiotics® therapies directed against selected targets to treat Type 2 diabetes (T2D), obesity and/or metabolic disorders related to energy dysregulation. The ActoBiotics® oral delivery system for biological effectors is well suited to tackle multiple aspects of T2D;

•	In addition to Janssen, signed three additional health collaborations in 2015 utilizing the ActoBiotics® platform: Oragenics (NYSE MKT: OGEN) for treatment of diseases of the oral cavity, Synthetic Biologics (NYSE MKT: SYN) for treatment of the metabolic disorder phenylketonuria, and ZIOPHARM Oncology (NASDAQ: ZIOP) for treatment of graft-versus-host-disease;

•	Expanded relationship with Fibrocell Science via a new Exclusive Channel Collaboration (ECC) for the development of genetically-modified fibroblasts to treat chronic inflammatory and degenerative diseases of the joint, including arthritis and related conditions, with cell-based therapeutics that have been modified to express one or more proteins at sites of joint inflammation helping overcome the limitations of existing treatment approaches;

•	Entered into a multi-year collaboration with the Harvest Intrexon Enterprise Fund, sponsored by Harvest Capital Strategies, LLC. The fund, which raised $245 million, is dedicated to the inventions and discoveries of Intrexon suitable for pursuit by a startup;

•	Announced first ECC with a startup, Thrive Agrobiotics, Inc., backed by the Harvest Intrexon Enterprise Fund, utilizing the ActoBiotics® platform for expression of nutritive proteins to improve the overall growth and feed efficiency in weaning piglets;

•	Established Intrexon Energy Partners II, a joint venture with a select group of external investors employing the Company’s proprietary gas-to-liquids bioconversion platform utilizing methanotrophs to produce 1,4-butanediol (BDO), a key chemical intermediate with a global market value exceeding $5 billion used to manufacture spandex, polyurethane, plastics, as well as polyester;

•	Announced exclusive agreement between Intrexon Energy Partners (IEP) and Dominion Energy, a subsidiary of Dominion Resources (NYSE: D), to explore the potential for commercial-scale biological conversion of natural gas to isobutanol, a drop-in fuel with numerous advantages over other clean burning gasoline blendstocks. Dominion will be the exclusive partner to construct, own, operate, and maintain the production facilities in the Marcellus and Utica Shale Basins via potential long-term services agreements with IEP;

•	Strengthened the Company’s immuno-oncology efforts via a collaboration with the biopharmaceutical business of Merck KGaA, Darmstadt, Germany including advancement of the first two chimeric antigen receptor (CAR) T-cell targets of interest, a Cooperative Research and Development Agreement with the National Cancer Institute, as well as through an exclusive licensing agreement with The University of Texas MD Anderson Cancer Center for pursuit of non-viral adoptive cellular therapies in conjunction with ZIOPHARM Oncology;

•	Declared a special stock dividend of 17,830,305 shares of ZIOPHARM common stock owned by Intrexon to its shareholders;

•	In the food sector where Intrexon’s strategy centers on responsibly harnessing the power of biology and technology to produce nutritious food that is more appetizing and convenient to consumers, two of its subsidiaries received landmark approvals in 2015 – the AquAdvantage® Salmon by the U.S. Food and Drug Administration and Arctic® Apples by the U.S. Department of Agriculture Animal and Plant Health Inspection Service and Health Canada; and

•	Completed the acquisitions of Oxitec Ltd., a company that has pioneered a targeted and innovative approach to control mosquitoes that spread disease and insect pests that damage crops; Okanagan Specialty Fruits, the pioneering agricultural company behind the Arctic® apple; and ActoGeniX, the biopharmaceutical company forging a new frontier in cellular therapeutics.

Fourth Quarter Financial Highlights:

•	Total revenues of $41.5 million, an increase of 34% over the fourth quarter of 2014;

•	Net loss of $32.7 million attributable to Intrexon, or $(0.28) per basic share, including non-cash charges of $19.4 million;

•	Adjusted EBITDA of $9.4 million, or $0.08 per basic share;

•	Cash consideration received for reimbursement of research and development services covered 64% of cash operating expenses (exclusive of operating expenses of consolidated subsidiaries); and

•	Cash, cash equivalents, and short-term and long-term investments totaled $343.8 million, and the value of equity securities totaled $83.7 million at December 31, 2015.

Full Year Financial Highlights:

•	Total revenues of $173.6 million, an increase of 141% over the year ended December 31, 2014;

•	Net loss of $84.5 million attributable to Intrexon, or $(0.76) per basic share, including non-cash charges of $61.6 million;

•	Adjusted EBITDA of $53.4 million, or $0.48 per basic share;

•	Distributed as a dividend to Intrexon’s shareholders equity securities having a market value of $172.4 million at the time of distribution;

•	Total consideration received for technology access fees and reimbursement of research and development services covered 167% of cash operating expenses (exclusive of operating expenses of consolidated subsidiaries); and

•	Total consideration received for technology access fees, reimbursement of research and development services and products and services revenues covered 133% of consolidated cash operating expenses.

“Our essential strategy is accomplished when our team executes well, and in 2015 our team executed beautifully its mission to advance its leadership position in the rapidly emergent field of engineered biology,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “Our model has as its chief objective the attainment of a large portfolio of significant economic interests in products across multiple industries while maintaining the discipline of living within our means, those being provided chiefly from our partners with whom we are working to develop world-changing products.”

Mr. Kirk concluded, “We are well positioned and excited as we look forward to the remainder of 2016, a year in which we intend to make progress along three principal axes. First, extending the trend that we showed in 2015 over 2014, we expect to continue our financial growth trajectory. Second, we expect to deliver to the world in this year several examples of projects that were initiated within our company, and these may include specimens from our methanotrophic bioconversion platform and clinical stage therapeutic candidates. Finally, we expect to partner some of our mature stage assets with companies that add real value toward their maximized commercial realizations.”

Fourth Quarter 2015 Financial Results Compared to Prior Year Period

Total revenues were $41.5 million for the quarter ended December 31, 2015 compared to $31.1 million for the quarter ended December 31, 2014, an increase of $10.4 million, or 34%. Collaboration and licensing revenues increased $8.2 million over the three months ended December 31, 2014 due to (i) the recognition of deferred revenue for upfront payments received from the Company’s license and collaboration agreement with the biopharmaceutical business of Merck KGaA, which became effective in May 2015, and from other collaborations signed by Intrexon in 2015 and (ii) increased research and development services for both new collaborations and for the expansion or addition of new programs with previously existing collaborators, including ZIOPHARM Oncology, Inc. (ZIOPHARM) and Intrexon’s joint venture with Intrexon Energy Partners, LLC (Intrexon Energy Partners). Product revenues were $9.2 million for the three months ended December 31, 2015 compared to $7.4 million for the three months ended December 31, 2014, an increase of $1.8 million, or 25%. The increase in product revenues during the three months ended December 31, 2015 primarily relates to an increase in the quantity of pregnant cows and weaned calves sold due to higher customer demand. Gross margin on product revenues declined for the period due to a decline in the average sales price and gross margins for sales of livestock previously used in production. Service revenues and gross margins remained consistent period over period.

Total operating expenses were $75.9 million for the quarter ended December 31, 2015 compared to $50.1 million for the quarter ended December 31, 2014, an increase of $25.8 million, or 51%. Research and development expenses were $26.2 million for the three months ended December 31, 2015 compared to $17.6 million for the three months ended December 31, 2014, an increase of $8.6 million, or 49 percent. Salaries, benefits and other personnel costs increased $3.6 million due to (i) an increase in research and development employees necessary to support new and expanded collaborations, (ii) the additional costs of stock options and performance-based bonus awards for all research and development employees and (iii) the cost of new employees assumed as a result of Intrexon’s various acquisitions. Lab supplies and contract research organizations expenses increased $2.7 million as a result of (i) the progression of programs into the preclinical phase with certain of Intrexon’s collaborators; (ii) the increased level of research and development services provided to the Company’s collaborators; and (iii) costs incurred as a result of the Company’s various acquisitions. Depreciation and amortization increased $1.8 million primarily from the acquisition of property and equipment and intangible assets assumed as a result of Intrexon’s various acquisitions. Selling, general and administrative expenses were $34.7 million for the three months ended December 31, 2015 compared to $19.8 million for the three months ended December 31, 2014, an increase of $14.9 million, or 75 percent. Salaries, benefits and other personnel costs increased $10.5 million due to (i) an increase in selling, general and administrative employees necessary to support Intrexon’s expanding operations, (ii) the additional costs of stock options and performance-based bonus awards, including those paid under the 2015 annual executive bonus plan, for all selling, general and administrative employees; (iii) the cost of new employees assumed as a result of the Company’s various acquisitions. Legal and professional expenses increased $2.9 million primarily due to (i) incremental legal and professional fees related to the ongoing operations of acquired subsidiaries; and (ii) increased professional and business development expenses related to certain collaborations entered into during the three months ended December 31, 2015.

Total other income, net, was $3.7 million for the quarter ended December 31, 2015 compared to $38.5 million for the quarter ended December 31, 2014, a decrease of $34.8 million, or 90%. This decrease was primarily related to the changes in the value of Intrexon’s securities portfolio.

Full Year 2015 Financial Results Compared to Prior Year Period

Total revenues were $173.6 million for the year ended December 31, 2015 compared to $71.9 million for the year ended December 31, 2014, an increase of $101.7 million, or 141%. For the year ended December 31, 2015, total product revenues of $41.9 million were derived primarily from the sale of pregnant cows, live calves and livestock used in production and service revenues of $42.9 million were derived primarily from the provision of in vitro fertilization and embryo transfer services. For the year ended December 31, 2014, product and service revenues were $11.5 million and $14.8 million, respectively. The increases relate primarily to the inclusion of a full year of results for Trans Ova in 2015 versus approximately five months of results for 2014. Collaboration and licensing revenues increased $42.6 million over the year ended December 31, 2014 due to (i) the recognition of deferred revenue for upfront payments received from Intrexon’s license and collaboration agreement with the biopharmaceutical business of Merck KGaA, which became effective in May 2015, and from other collaborations signed by the Company in 2015; (ii) increased research and development services performed for both for new collaborations and for the expansion or addition of new programs with previously existing collaborators, including primarily ZIOPHARM, Fibrocell Science, Inc., Genopaver, LLC, and Intrexon Energy Partners and (iii) the recognition of previously deferred revenue related to collaboration agreements for which Intrexon satisfied all of its obligations or which were terminated during in 2015.

Total operating expenses were $320.5 million for the year ended December 31, 2015 compared to $141.9 million for the year ended December 31, 2014, an increase of $178.6 million, or 126%. Research and development expenses were $147.5 million for the year ended December 31, 2015 compared to $59.0 million for the year ended December 31, 2014, an increase of $88.5 million, or 150%. In January 2015, Intrexon paid $59.6 million in common stock for an exclusive license to certain technologies owned by the University of Texas MD Anderson Cancer Center, or MD Anderson. Salaries, benefits and other personnel costs increased $12.5 million due to (i) an increase in research and development employees necessary to support new and expanded collaborations, (ii) the additional costs of stock options and performance-based bonus awards for all research and development employees; and (iii) the cost of new employees assumed as a result of Intrexon’s various acquisitions. Lab supplies and contract research organization expenses increased $8.2 million as a result of (i) the progression of programs into the preclinical phase with certain of Intrexon’s collaborators; (ii) the increased level of research and development services provided to the Company’s collaborators; and (iii) costs incurred as a result of the Company’s various acquisitions. Depreciation and amortization increased $4.0 million primarily from the acquisition of property and equipment and intangible assets assumed as a result of Intrexon’s various acquisitions. Selling, general and administrative expenses were $109.1 million for the year ended December 31, 2015 compared to $63.6 million for the year ended December 31, 2014, an increase of $45.5 million, or 72%. Salaries, benefits and other personnel costs increased $28.0 million due to (i) the inclusion of selling, general and administrative employees of Trans Ova for a full year in 2015 compared to approximately five months in 2014; (ii) an increase in selling, general and administrative employees necessary to support Intrexon’s expanding operations, (iii) the additional costs of stock options and performance-based bonus awards, including those paid under the 2015 annual executive bonus plan, for all selling, general and administrative employees; and (iv) the cost of new employees assumed as a result of the Company’s various acquisitions. Legal and professional expenses increased $7.0 million primarily due to costs associated with Intrexon’s various 2015 acquisitions, the license agreement with MD Anderson, a full year of legal and professional costs for Trans Ova, Intrexon’s 2015 public offerings, and other business development activity. Other selling, general and administrative expenses, including rent, utilities and depreciation and amortization, have increased in 2015 as a result of (i) the expansion of Intrexon’s operations, including through the Company’s various acquisitions, and (ii) a full year of Trans Ova expenses compared to approximately five months in 2014. Total operating expenses for the year ended December 31, 2015 also include $63.9 million of products and services costs which primarily consist of employee compensation costs, livestock, feed, drug supplies, recipient costs and facility charges related to the production of such products and services; this amount was $19.3 million for the year ended December 31, 2014. The increase relates primarily the inclusion of a full year of results for Trans Ova in 2015 versus five months of results for 2014.

Total other income, net, was $68.8 million for the year ended December 31, 2015 compared to total other expense, net, of $10.5 million for the year ended December 31, 2014, an increase of $79.3 million. This increase was primarily related to the $81.4 million realized gain recognized upon the special stock dividend of all of Intrexon’s shares of ZIOPHARM to Intrexon’s shareholders in June 2015.

Conference Call and Webcast

The Company will host a conference call on Monday, February 29th, at 5:30 PM EST to discuss the fourth quarter and full year 2015 financial results and provide a general business update. The conference call may be accessed by dialing 1-888-317-6003 (Domestic US) and 1-412-317-6061 (International) and providing the Elite Entry number 1917410 to join the Intrexon Corporation Call. Participants may also access the live webcast through Intrexon’s website in the Investors section at http://investors.dna.com/events.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. Intrexon’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA and Adjusted EBITDA per share, which are non-GAAP financial measures within the meaning of applicable rules and regulations of the Securities and Exchange Commission (SEC). For a reconciliation of these measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles and for a discussion of the reasons why the company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.” Such information is provided as additional information, not as an alternative to Intrexon’s consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of the Intrexon’s current financial performance.

Trademarks

Intrexon, ActoBiotics, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon Intrexon’s current expectations and projections about future events and generally relate to Intrexon’s plans, objectives and expectations for the development of Intrexon’s business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. These risks and uncertainties include, but are not limited to, (i) Intrexon’s current and future ECCs and joint ventures; (ii) Intrexon’s ability to successfully enter new markets or develop additional products, whether with its collaborators or independently; (iii) actual or anticipated variations in Intrexon’s operating results; (iv) actual or anticipated fluctuations in Intrexon’s competitors’ or its collaborators’ operating results or changes in their respective growth rates; (v) Intrexon’s cash position; (vi) market conditions in Intrexon’s industry; (vii) Intrexon’s ability, and the ability of its collaborators, to protect Intrexon’s intellectual property and other proprietary rights and technologies; (viii) Intrexon’s ability, and the ability of its collaborators, to adapt to changes in laws or regulations and policies; (ix) the rate and degree of market acceptance of any products developed by a collaborator under an ECC or through a joint venture; (x) Intrexon’s ability to retain and recruit key personnel; (xi) Intrexon’s expectations related to the use of proceeds from its public offerings and other financing efforts; (xii) Intrexon’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and (xiii) Intrexon’s expectations relating to its subsidiaries and other affiliates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Intrexon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intrexon’s Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the period ended September 30, 2015, as well as discussions of potential risks, uncertainties, and other important factors in Intrexon’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intrexon undertakes no duty to update this information unless required by law.

###

For more information regarding Intrexon Corporation, contact:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	December 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$135,782	$27,466
Short-term investments	102,528	88,495
Receivables
Trade, net	25,101	14,582
Related parties	23,597	12,622
Note	601	1,501
Other	2,995	559
Inventory	26,563	25,789
Prepaid expenses and other	6,634	3,759

Total current assets	323,801	174,773
Long-term investments	105,447	27,113
Equity securities	83,653	164,889
Property, plant and equipment, net	42,739	38,000
Intangible assets, net	247,535	65,947
Goodwill	165,169	101,059
Investments in affiliates	9,977	3,220
Other assets	3,725	1,271

Total assets	$982,046	$576,272

Liabilities and Total Equity
Current liabilities
Accounts payable	$4,967	$6,267
Accrued compensation and benefits	19,050	7,736
Other accrued liabilities	7,949	5,731
Deferred revenue	35,366	16,522
Lines of credit	561	2,273
Current portion of long term debt	930	1,675
Current portion of deferred consideration	6,931	7,064
Related party payables	150	214

Total current liabilities	75,904	47,482
Long term debt, net of current portion	7,598	8,694
Deferred consideration, net of current portion	8,698	13,421
Deferred revenue, net of current portion	162,363	96,687
Deferred tax liabilities	21,802	—
Other long term liabilities	795	699

Total liabilities	277,160	166,983

Commitments and contingencies
Total equity
Common stock	—	—
Additional paid-in capital	1,249,559	843,001
Accumulated deficit	(542,729)	(458,236)
Accumulated other comprehensive loss	(12,752)	(4)

Total Intrexon shareholders’ equity	694,078	384,761
Noncontrolling interests	10,808	24,528

Total equity	704,886	409,289

Total liabilities and total equity	$982,046	$576,272

Intrexon Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

Amounts in thousands, except share and per share data)	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Revenues
Collaboration and licensing revenues	$21,131	$12,955	$87,821	$45,212
Product revenues	9,234	7,357	41,879	11,481
Service revenues	10,766	10,500	42,923	14,761
Other revenues	367	280	982	476

Total revenues	41,498	31,092	173,605	71,930

Operating Expenses
Cost of products	9,092	6,725	40,746	11,035
Cost of services	5,867	5,909	23,183	8,225
Research and development	26,197	17,640	147,483	58,983
Selling, general and administrative	34,737	19,779	109,057	63,649

Total operating expenses	75,893	50,053	320,469	141,892

Operating loss	(34,395)	(18,961)	(146,864)	(69,962)

Other Income (Expense), Net
Unrealized and realized appreciation (depreciation) in fair value of equity securities	2,484	38,475	66,876	(10,469)
Interest expense	(232)	(357)	(1,244)	(666)
Interest income	673	406	1,884	806
Other income (expense), net	784	(7)	1,314	(168)

Total other income (expense), net	3,709	38,517	68,830	(10,497)
Equity in net loss of affiliates	(2,379)	(1,750)	(8,944)	(5,260)

Income (loss) before income taxes	(33,065)	17,806	(86,978)	(85,719)
Income tax benefit (expense)	(210)	126	(1,016)	103

Net loss	$(33,275)	$17,932	$(87,994)	$(85,616)
Net loss attributable to the noncontrolling interests	561	899	3,501	3,794

Net income (loss) attributable to Intrexon	$(32,714)	$18,831	$(84,493)	$(81,822)

Net income (loss) per share, basic	$(0.28)	$0.19	$(0.76)	$(0.83)

Net income (loss) per share, diluted	$(0.28)	$0.18	$(0.76)	$(0.83)

Weighted average shares outstanding, basic	116,472,080	100,532,948	111,066,352	99,170,653
Weighted average shares outstanding, diluted	116,472,080	102,071,329	111,066,352	99,170,653

Intrexon Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

Adjusted EBITDA and Adjusted EBITDA per share. To supplement Intrexon’s financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Intrexon presents Adjusted EBITDA and Adjusted EBITDA per share. A reconciliation of Adjusted EBITDA to net income or loss attributable to Intrexon under GAAP appears below. Adjusted EBITDA is a non-GAAP financial measure that Intrexon calculates as net income or loss attributable to Intrexon adjusted for income tax expense or benefit, interest expense, depreciation and amortization, stock-based compensation, shares issued as compensation for services, contribution of services by shareholder, bad debt expense, noncash research and development expenses related to the acquisition of Intrexon’s license agreement with the University of Texas MD Anderson Cancer Center, realized and unrealized appreciation or depreciation in the fair value of equity securities, equity in net loss of affiliate and the change in deferred revenue related to upfront and milestone payments. Adjusted EBITDA and Adjusted EBITDA per share are key metrics for Intrexon’s management and Board of Directors for evaluating the Company’s financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital. Management and the Board of Directors believe that Adjusted EBITDA and Adjusted EBITDA per share are useful to understand the long-term performance of Intrexon’s core business and facilitate comparisons of the Company’s operating results over multiple reporting periods. Intrexon is providing this information to investors and others to assist them in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. While Intrexon believes that these non-GAAP financial measures are useful in evaluating its business, and may be of use to investors, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as non-GAAP financial measures presented by other companies. Adjusted EBITDA and Adjusted EBITDA per share are not measures of financial performance under GAAP, and are not intended to represent cash flows from operations nor earnings per share under GAAP and should not be used as an alternative to net income or loss as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of Adjusted EBITDA and Adjusted EBITDA per share by using them only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA and Adjusted EBITDA per share have limitations as an analytical tool and you should not consider them in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

In addition to the reasons stated above, which are generally applicable to each of the items Intrexon excludes from its non-GAAP financial measure, Intrexon believes it is appropriate to exclude certain items from the definition of Adjusted EBITDA for the following reasons:

•	Interest expense may be subject to changes in interest rates which are beyond Intrexon’s control;

•	Depreciation of Intrexon’s property and equipment and amortization of acquired identifiable intangibles can be affected by the timing and magnitude of business combinations and capital asset purchases;

•	Stock-based compensation expense is a noncash expense and may vary significantly based on the timing, size and nature of awards granted and also because the value is determined using formulas which incorporate variables, such as market volatility.

•	Shares issued as compensation for services and Contribution of services by shareholder are noncash expenses which Intrexon excludes in evaluating its financial and operating performance;

•	Unrealized and realized appreciation or depreciation in the fair value of securities which Intrexon holds in its collaborators may be significantly impacted by market volatility and other factors which are outside of the Company’s control in the short term and Intrexon intends to hold these securities over the long term except as provided above;

•	Equity in net loss of affiliate reflects Intrexon’s proportionate share of the income or loss of entities over which the Company has significant influence, but not control, and accounts for using the equity method of accounting. The Company’s acquisition of the license agreement with the University of Texas MD Anderson Cancer Center was a noncash expense Intrexon incurred to obtain access to specific technologies, which are strategic to the Company. Intrexon believes excluding the impact of such losses or gains on these types of strategic investments from its operating results is important to facilitate comparisons between periods; and

•

GAAP requires Intrexon to account for its collaborations as multiple-element arrangements. As a result, the Company defers certain collaboration revenues because certain of its performance obligations cannot be separated and must be accounted for as one unit of accounting. The collaboration revenues that Intrexon so defers arise from upfront and milestone payments received from the Company’s collaborators, which Intrexon recognizes over the future performance period even though the Company’s right to such consideration is neither contingent on the results of Intrexon’s future performance nor refundable in the event of nonperformance. In order to evaluate Intrexon’s operating performance, its management adjusts for the impact of the change in deferred revenue for these upfront and milestone payments in order to include them as a part of adjusted EBITDA when the transaction is initially recorded. The adjustment for the change in deferred revenue removes the noncash revenue recognized during the period and includes the cash and stock received from collaborators for upfront and milestone payments during the period. Intrexon believes that adjusting for the impact of the change in deferred revenue in this manner is important since it permits the Company to make quarterly and annual comparisons of the Company’s ability to consummate new collaborations or to achieve significant milestones with existing collaborators. Further, Intrexon believes it is useful when evaluating its financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital.

The following table presents a reconciliation of net income (loss) attributable to Intrexon to EBITDA and also to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA per share, for each of the periods indicated:

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(In thousands)
Net income (loss) attributable to Intrexon	$(32,714)	$18,831	$(84,493)	$(81,822)
Interest expense	228	334	1,188	592
Income tax expense (benefit)	210	(126)	1,016	(103)
Depreciation and amortization	5,482	3,411	17,522	10,092

EBITDA	$(26,794)	$22,450	$(64,767)	$(71,241)
Stock-based compensation	12,121	6,949	38,495	21,719
Shares issued as compensation for services	1,689	—	2,169	486
Contribution of services by shareholder	—	506	—	1,991
Bad debt expense	195	491	1,757	565
Research and development license with MD Anderson Cancer Center paid in stock	—	—	59,579	—
Unrealized and realized (appreciation) depreciation in fair value of equity securities	(2,484)	(38,475)	(66,876)	10,469
Equity in net loss of affiliates	2,379	1,750	8,944	5,260
Impact of change in deferred revenue related to upfront and milestone payments	22,262	1,285	74,103	35,021

Adjusted EBITDA	$9,368	$(5,044)	$53,404	$4,270

Weighted average shares outstanding, basic	116,472,080	100,532,948	111,066,352	99,170,653
Weighted average shares outstanding, diluted	118,458,324	100,532,948	113,257,738	100,824,094
Adjusted EBITDA per share, basic	$0.08	$(0.05)	$0.48	$0.04
Adjusted EBITDA per share, diluted	$0.08	$(0.05)	$0.47	$0.04